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Exhibit 10.25

        Sonus Networks, Inc.

250 Apollo Drive, Chelmsford, MA 01824

July 6, 2004

Steve Edwards

Dear Steve:

I am pleased to provide you with the terms and conditions of our offer of employment to you by Sonus Networks, Inc. (the "Company").

1.
Position. Your initial position will be Chief Marketing Officer, General Manager Europe and Vice President reporting to the President and COO. In addition to performing duties and responsibilities associated with the position of Chief Marketing Officer, General Manager Europe and Vice President from time to time the Company may assign you other duties and responsibilities.

As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.

2.
Starting Date/Nature of Relationship. It is expected that your employment will start on or within 1 week from July 19, 2004. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Employment at Sonus Networks, Inc. is considered "at will" and either you or the Company may terminate the employment relationship at any time and for any reason.

3.
Compensation.

(a)
Your initial salary will be at the rate of $10,208.34 paid twice monthly, annualized at $245,000.00. You will be eligible to participate in the Officer Bonus Program for 2004 with a target of 60% of annual base salary pro-rated for 2004 (your "On Target Bonus"). Specific objectives will be agreed upon within the first ninety days of your employment.

(b)
You will be granted an option to purchase 500,000 shares of common stock under the Company's Incentive Stock Plan, subject to the terms of the Plan and approval of the Stock Option Committee. The options shall vest and become exercisable (i) with respect to 25% of the Shares on the first anniversary of the date that Optionee's employment with the Company commences (Start Date) and, (ii) with respect to the remaining 75% of the Shares, equal increments of 2.0833% of the Shares shall vest monthly thereafter through the fourth anniversary of the date of employment.

(c)
In the event of an Acquisition (as defined below), the greater of (i) 50% of all unvested options in the New Hire Grant or (ii) that number of unvested options in the New Hire Grant that would vest over the 12 months following the date of an acquisition, shall immediately become vested and exercisable. After the closing of the Acquisition, if requested by the Company's Board or the Acquirer, you agree to remain employed by the Company or the Acquirer for a six-month transition period provided a suitable senior executive position is offered to you on at least a transitional basis.

Acquisition means any (i) merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter less than a majority of the combined, voting securities of the Company or Acquirer outstanding immediately after such merger or consolidation, (ii) sale of all or substantially all of the assets or operating businesses of the Company or (iii) sale of outstanding shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least 70% of the voting power of the voting securities of the Company.

  (d)
  You will also receive $50,000 payable within the first 2 weeks of your employment to cover moving costs and any related expenses. You will also be eligible to receive up to $15,000 to assist you with temporary living expenses in the first 6 months of employment provided you submit receipts. In the event you voluntarily terminate within twelve months from your date of employment, you are obligated to pay back the total amount in full.

4.
Employment Eligibility. In compliance with the Immigration Reform and Control Act of 1986, you are required to establish your identity and employment eligibility. Therefore, on your first day of employment you will be required to fill out an Employment Verification Form and present documents in accordance with this form.

5.
Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees in accordance with Company policy as in effect from time to time. Company benefits include group health, life and dental insurance, and liberal holidays, vacation and 401K programs. All employees begin accruing three (3) weeks of vacation upon date of hire. The Company is committed to providing a healthy work environment for every employee. Therefore, we provide a smoke free environment and require all employees to comply.

The Company retains the right to change, add or cease any particular benefit.

6.
Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a Non-competition and Confidentiality Agreement. Two copies of this agreement are sent with this offer letter. Both copies must be signed and returned to the Company prior to the first day of employment.

7.
Termination. In the event that your employment with the Company is terminated by the Company for any reason other than for cause, you will receive 6 months salary continuation payments at your then annual base salary for the six month period following the termination of your employment. Your health benefits will also continue during the six month period following the termination of your employment. In the event such a termination occurs within 12 months of your start date, 25% of your outstanding unvested options will vest immediately and be exercisable.

8.
General.

(a)
This letter will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b)
This letter shall be governed by the law of the Commonwealth of Massachusetts.

(c)
Sonus Networks is an equal opportunity employer.

You may accept this offer of employment and the terms and conditions thereof by confirming your acceptance in writing by July 9, 2004. Please send your letter to the company, or via e-mail bnotini@sonusnet.com which execution will evidence your agreement with the terms and conditions set forth herein and therein. We are enthusiastic about you joining us, and believe that our technical and business goals will provide every opportunity for you to achieve your personal and professional objectives.

Steve, on a more personal note, Hassan and I are looking forward to your joining the team to help us take Sonus to the next level.

Very truly yours,

/s/ Bert Notini
Bert Notini
President and COO

Accepted by:

/s/ Steven Edwards Steven Edwards	July 8, 2004 Date

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  Exhibit 10.25